SUPPLEMENT DATED OCTOBER 31, 2001

TO PROSPECTUS DATED MAY 1, 2001 FOR

INDIVIDUAL AND GROUP VARIABLE, FIXED AND MARKET VALUE

ADJUSTED DEFERRED ANNUITY CONTRACTS

SCUDDER DESTINATIONSSM ANNUITY

Issued By

KILICO VARIABLE ANNUITY SEPARATE ACCOUNT

and

KEMPER INVESTORS LIFE INSURANCE COMPANY

The Supplement describes variations to the Scudder DestinationsSM Annuity Prospectus that apply if you purchase your contract in the State of Washington. Following is a summary of these variations:

    The Market Value Adjustment Option is not an available option.
    The annual charge for the Guaranteed Retirement Income Benefit is assessed only against the Subaccount Value.
    Participation in the Fixed Account is subject to restrictions if you elect the Guaranteed Retirement Income Benefit.
    The Annuity Option selected must result in payments of at least $20.

These changes are further described below with reference to those parts of the Prospectus modified by this Supplement. Please read this Supplement carefully and keep it with your Prospectus for future reference.

MARKET VALUE ADJUSTMENT OPTION

The Market Value Adjustment Option ("MVA Option") described on pages 4 and 16 of the Prospectus is not an available option for Contracts purchased in the State of Washington. Therefore, you may not allocate or transfer amounts to Guarantee Periods under the Contract. All references in the Prospectus to the MVA Option, Guarantee Period, Guarantee Period Value, Accumulated Guarantee Period Value, Guaranteed Interest Rate, Market Adjusted Value and Market Value Adjustment are deleted.

GUARANTEED RETIREMENT INCOME BENEFIT CHARGE

  The "Guaranteed Retirement Income Benefit Charge" in the table entitled "SUMMARY OF EXPENSES" appearing on page 6 of the Prospectus is revised to read as follows:

  " Guaranteed Retirement Income Benefit Charge

  Annual Expenses (as a percentage of Separate Account Contract Value) ....................... 0.25%"

  The paragraph under the section entitled "5. Guaranteed Retirement Income Benefit Charge." appearing on page 32 of the Prospectus is revised to read as follows:

"We deduct an annual GRIB charge of 0.25% of Separate Account Contract Value during the Accumulation Period. We deduct a pro rata portion of the charge on the last business day of each calendar quarter. The quarterly charge is deducted pro rata from the Subaccount options to which you have allocated amounts. We no longer charge for GRIB after the Annuitant's 91st birthday."

FIXED ACCOUNT RESTRICTIONS

The following new paragraph is added after the second paragraph under the section entitled "1. Application of Purchase Payments." appearing on page 23 of the Prospectus:

"If you elect the Guaranteed Retirement Income Benefit ("GRIB"), your right to allocate Purchase Payments or transfer Contract Value to the Fixed Account is subject to the following restrictions:
    No Purchase Payment may be allocated to the Fixed Account other than under the Dollar Cost Averaging Program;
    No Purchase Payment may be allocated to the Fixed Account under the Dollar Cost Averaging Program on or after the Contract anniversary date next preceding the earliest date on which GRIB may be exercised;
    Any Fixed Account Contract Value remaining in the Fixed Account under the Dollar Cost Averaging Program on the Contract anniversary next preceding the earliest date on which GRIB may be exercised will be transferred pro rata to the Subaccounts based on your allocations then currently in effect. If no allocations are in effect, any remaining Fixed Account Contract Value will be transferred to the first Money Market Subaccount listed in the Contract Schedule; and
    No Contract Value may be transferred to or within the Fixed Account."

ANNUITY OPTIONS

The last sentence of the first paragraph under the section entitled "2. Annuity Options." appearing on page 33 of the Prospectus is revised to read as follows:

"In addition, if the first monthly payment is less than $20, we may change the frequency of payments to quarterly, semiannual or annual intervals so that each payment will be at least $20."

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A current Prospectus dated May 1, 2001 for the Scudder DestinationsSM Annuity must accompany this Supplement.

For use in Washington only